Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2014 Equity Incentive Award Plan of Ardelyx, Inc. of our reports dated February 19, 2026, with respect to the financial statements of Ardelyx, Inc. and the effectiveness of internal control over financial reporting of Ardelyx, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
August 10, 2026